Exhibit 99.1

Petro River Oil Discovers North Blackland Field In Osage County, OK

By Petro River Oil

NEW YORK, NY, May 22, 2018 Petro River Oil Corp. (OTCBB: PTRC) (“Petro River” or the “Company”), an independent oil and gas exploration company utilizing modern 3D seismic technology, announced today the discovery of a new oil field, the North Blackland Field, in its 106,500 acre concession in Osage County, OK following the successful testing of the 2-34 exploration well.

The 2-34 well was spud April 15, 2018 and was drilled to a depth of approximately 2,850 feet. Initial results indicate both Mississippian Chat and Burgess formations were discovered and have been comingled to increase production rates.  The initial 30-day production rate, or IP rate, was 155 barrels of oil per day.

The North Blackland Field is approx. 200 acres, and the Company expects to drill an additional 8 to 10 wells to develop the structure. This discovery continues to validate the Company’s use of   3D seismic technology to identify oil structures that were overlooked in historically prolific areas.

“Our Blackland development, currently producing 227 barrels of oil per day, allowed Petro River to record positive operating cashflows, marking the achievement of a significant milestone for the company. The discovery of the North Blackland field will enable Petro River to further capitalize on its investment in Osage County” said Petro River president Stephen Brunner.

ABOUT: PETRO RIVER OIL CORP (OTC: PTRC)

Petro River Oil Corp. (OTCBB: PTRC) is an independent energy company with its core holdings in Osage County, Oklahoma. Petro River’s strategy is to apply modern technology, such as 3D Seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders. Petro River owns a 14.52 % equity interest in Horizon Energy Partners, LLC and its’ president, Stephen Brunner, is also a member of the Board of Managers of Horizon Energy Partners, LLC. For more information, please visit our website at www.petroriveroil.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements. These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

For additional information about Petro River Oil, please visit http://petroriveroil.com/ or contact:Investor Relationsir@petroriveroil.comtelephone: (469) 828-3900